UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 27, 2009 (January 26, 2009)

UNITED STATIONERS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois	60015-2559
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.              Costs Associated with Exit or Disposal Activities.

United Stationers Inc. (the “Company” or “United”) announced it is adjusting its cost structure in response to the challenging economic environment as it stays focused on maintaining its sound financial position and delivering strong cash flow.

The cost reduction actions, approved on January 26, 2009, include the elimination of approximately 250 positions, or 4% of United’s workforce. About half of the position eliminations have been specifically identified and will occur this week. The balance should be substantially completed by March 31, 2009. Management and non-management employees will be affected by these reductions. As a result, the company anticipates recording a pre-tax charge in the range of $2.5 million to $3.5 million in the first quarter of 2009 for employment termination costs. The estimated cost of these actions includes severance pay, health care benefits and outplacement assistance. Cash payments associated with these actions are expected to occur during the first half of 2009. Additional details about this and other cost-saving initiatives will be provided during the company’s upcoming 2008 earnings release and conference call scheduled for February 12 and 13, respectively.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED STATIONERS INC.

Date: January 27, 2009	/s/Eric A. Blanchard
Senior Vice President, General Counsel and
Secretary